UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities and Exchange Act of 1934
Date of Report (Dated of earliest event reported): July 1, 2024

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 000-29480

Washington			91-1857900
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

201 Fifth Avenue SW,	Olympia	WA	98501
(Address of principal executive offices)			(Zip Code)
(360) 943-1500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, no par value	HFWA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Heritage Financial Corporation, Olympia, Washington (“Heritage”), the parent company of Heritage Bank, issued a press release on June 25, 2024, announcing its CEO succession plan.
Jeffrey J. Deuel, who has served as CEO of Heritage Bank since 2018 and CEO of Heritage since 2019, will remain CEO of Heritage until May 2025, at which time he will be become a non-officer employee of Heritage.
Bryan D. McDonald, age 52, who has held the position of Chief Operating Officer of Heritage Bank since 2018, will succeed Mr. Deuel as President of Heritage and CEO of Heritage Bank effective immediately.
Mr. McDonald has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. McDonald also currently serves as a director on the Washington Bankers Association Board and as a member of the American Bankers Association Government Relations Council.

Entry into new Employment Agreements.
On July 1, 2024, Heritage entered into a transitional employment agreement with Mr. Deuel and a revised employment agreement with Mr. McDonald.
A copy of each agreement is filed as Exhibits 10.1 and 10.2 hereto and is incorporated by reference herein. The following summary of the agreements is qualified in its entirety by the full text of the agreements.

Mr. Deuel’s Transition Agreement.
On July 1, 2024, Heritage entered into a transitional employment agreement with Mr. Deuel effective July 1, 2024 in order to provide for the systematic succession and transition of his duties as President and CEO of Heritage and CEO of Heritage Bank leading up to his anticipated retirement. The agreement with Mr. Deuel provides for an employment period through the date of Heritage’s 2025 annual shareholder meeting, which is Mr. Deuel’s planned retirement date. Mr. Deuel will continue to serve as CEO of Heritage until May 6, 2025, and will subsequently serve as a part-time non-officer employee of Heritage through March 31, 2027.
During the employment period, Mr. Deuel is entitled to an annual base salary of $711,113 while serving as CEO of Heritage. During the non-officer period, Mr. Deuel is entitled to a monthly base salary of $20,000 for the first 12 months of the non-officer period, and then a monthly base salary of $10,000 for the remainder of the non-officer period while serving as a part-time non-officer employee to Heritage and Heritage Bank. While serving as CEO of Heritage, Mr. Deuel is eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 50% of annual base salary. The agreement provides that Mr. Deuel will be eligible to receive restricted stock unit awards to be granted in 2025 and will be eligible to continue vesting in such awards for so long as Mr. Deuel remains an employee of Heritage.
The agreement provides that Mr. Deuel will continue to be eligible to receive Heritage contributions to the Heritage non-qualified deferred compensation plan for the 2024, 2025, and 2026 plan years, provided that the contribution for the 2025 plan year will be based on the actual base salary earned by Mr. Deuel during 2025, rather than the annual base salary in effect at the end of the plan year. In addition, Mr. Deuel is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives.
The agreement provides for severance benefits in the event Mr. Deuel’s employment is terminated during the Covered Period, which begins six months prior to a Change in Control and ending on the CEO Retirement Date of May 6, 2025, by Heritage other than for cause and other than as a result of the Mr. Deuel’s death or disability, or if the employment is terminated by Mr. Deuel for good reason (“Termination”). For a Termination prior to May 6, 2025 that is not in connection with a change in control, Mr. Deuel would be entitled to receive an amount equal to the sum of (a) 100% of his base salary plus target bonus to be earned through May 6, 2025, (b) $200,000, and (c) if the 2025 equity awards have not yet been granted to Mr. Deuel, a cash amount equal to the grant date fair value of the most recent equity award granted to Mr. Deuel, payable in monthly installments through the date of Heritage’s 2025 annual shareholder meeting. For a Termination prior to May 6, 2025, that is in connection with a change in control, Mr. Deuel would be entitled to receive a lump sum equal to the sum of (a) 200% of his base salary plus target bonus to be earned through May 6, 2025, and (b) $200,000. For a Termination on or after May 6, 2025 that occurs prior to the date of Heritage’s 2025 annual shareholder meeting, Mr. Deuel would be entitled to receive an amount equal to the remaining annual base salary that would have been paid through the date of Heritage’s 2025 annual shareholder meeting, payable in monthly installments (or as a lump sum if such Termination is in connection with a change in control). In the event of a Termination, Mr. Deuel and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for a period of up to 18 months or until the date of Heritage’s 2025 annual shareholder meeting, if earlier. The agreement also provides for accelerated vesting of outstanding equity awards in the event of a Termination.
All severance benefits under the agreement are contingent upon Mr. Deuel’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.
The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Deuel during and after his employment with Heritage and prohibiting Mr. Deuel from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-competition and non-solicitation provisions apply for a period of 12 months following any termination that occurs prior to May 6, 2025 and for a period of six months following any termination on or after May 6, 2025.

Revised Employment Agreement for Mr. McDonald
On July 1, 2024, Heritage entered into a revised employment agreement with Mr. McDonald effective July 1, 2024. The agreement has an initial term through June 30, 2027. The term of the agreement automatically extends for an additional year on July 1, 2026, and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.
The employment agreement provides for an annual base salary of $535,000. The base salary is reviewed annually and may be increased at the discretion of the Heritage board of directors. The agreement provides that Mr. McDonald is eligible to receive performance-based annual cash incentive bonuses, in accordance with Heritage’s annual incentive plan, with a target opportunity of 45% of annual base salary. Mr. McDonald participates in the Heritage equity plan and his target annual opportunity was increased to 50% of annual base salary with 50% granted in performance stock units and 50% granted in restricted stock units. In addition, Mr. McDonald is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives and will be provided an automobile for business use or a car allowance.
The agreement for Mr. McDonald provides for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. McDonald would be entitled to receive an amount equal to 150% of his base salary plus his three-year average annual bonus (“Base Compensation”). For a Termination in connection with a change in control, Mr. McDonald would be entitled to receive a lump sum equal to 200% of his Base Compensation. In the event of a Termination, Mr. McDonald and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 12 months (18 months’ coverage for a Termination in connection with a change in control). The employment agreement also provides for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Heritage non-qualified deferred compensation plan in the event of a Termination.
All severance benefits under the employment agreement for Mr. McDonald is contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and includes a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.
The employment agreement for Mr. McDonald contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executive during and after his employment with Heritage and prohibiting the executive from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. For Mr. McDonald, the non-competition and non-solicitation provisions apply for a period of 18 months following any termination (the non-competition and non-solicitation provisions apply for a period of 12 months following any termination in connection with a change in control).

Item 7.01 Regulation FD Disclosure
On June 25, 2024, Heritage issued a press release announcing its CEO succession plan. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The information furnished pursuant to this Item and the related exhibit is being “furnished” and will not, except to the extent required by applicable law or regulation, be deemed “filed” by Heritage for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Transitional Employment Agreement between Heritage Financial Corporation and Jeffrey J. Deuel dated July 1,2024

Exhibit 10.2	Employment Agreement between Heritage Financial Corporation and Bryan D. McDonald dated July 1, 2024

Exhibit 99.1	Press Release of Heritage Financial Corporation dated June 25, 2024

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date:
July 1, 2024	/S/ Jeffrey J. Deuel
Jeffrey J. Deuel
Chief Executive Officer